UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2012

CYMER, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-21321	33-0175463
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17075 THORNMINT COURT

SAN DIEGO, CALIFORNIA 92127

(Address of principal executive offices)

(858) 385-7300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 29, 2012, the Compensation Committee of our Board of Directors (“Compensation Committee”) approved individual equity awards under our Long-Term Incentive Bonus Program for 2012. The equity awards are comprised of performance restricted stock unit (“PRSU”) awards and restricted stock unit (“RSU”) awards. The shares subject to the PRSU awards are subject to adjustment based on the level of our achievement of several financial and operational performance measures during 2012. The adjusted number of shares, if any, vest and become issuable in three equal installments with the initial installment vesting upon the later of the determination of our level of achievement or the first anniversary of the grant date and the second and third installments vesting on March 1, 2014 and 2015, respectively. The shares subject to the RSU awards vest and become issuable in three equal annual installments beginning March 1, 2013.

The awards granted to our named executive officers are as follows:

Executive Officer	Number of PRSUs (1)	Number of RSUs
Robert P. Akins	22,436	22,436
Chairman of the Board and Chief Executive Officer
Edward J. Brown, Jr.	16,828	16,828
President and Chief Operating Officer
Paul B. Bowman	8,398	8,399
Senior Vice President, Chief Financial Officer and Secretary
Karen K. McGinnis	2,544	2,544
Vice President, Corporate Controller and Chief Accounting Officer
Thomas J. Bondur	3,656	3,656
Vice President, Global Sales and Marketing

(1)	Represents a target number of shares subject to the PRSUs assuming we achieve 100% of the applicable performance measures approved by the Compensation Committee. The number of shares subject to a PRSU award may increase or decrease based upon actual performance against the applicable performance measures.

On February 29, 2012, the Compensation Committee also approved an amendment to our Short-Term Incentive Bonus Plan (“STIP”), to provide that the aggregate STIP bonus pool, combined with amounts under our Profit Sharing Plan for a fiscal year, together may not exceed 20% of such fiscal year’s adjusted EBITDA (earnings, before interest, taxes, depreciation, amortization, stock-based compensation expense and cash bonus expenses).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYMER, INC.

	By:	/s/ Paul B. Bowman
Date: March 5, 2012		Paul B. Bowman Senior Vice President, Chief Financial Officer and Secretary